Exhibit 99.1

Atkore Inc. Announces Third Quarter 2023 Results

•Net sales of $919.1 million, down 13.4% versus prior year
•Net income per diluted share decreased by $0.61 versus prior year to $5.13; Adjusted net income per diluted share decreased by $0.35 versus prior year to $5.72
•Net income decreased by $53.0 million versus prior year to $201.3 million; Adjusted EBITDA decreased by $107.3 million versus prior year to $270.3 million
•Solar tax credit accounting correction resulted in an $11.5 million decrease in net sales, a $17.5 million decrease in Adjusted EBITDA and a $39.8 million benefit to income tax expense versus prior year
•Full-year Adjusted EBITDA outlook updated and narrowed to $1,020 - $1,040 million primarily due to the change in solar tax credit accounting methodology; Full-year Adjusted net income per diluted share outlook increased to $18.90 - $19.30

HARVEY, IL. — August 8, 2023 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2023 third quarter ended June 30, 2023.

“Atkore delivered solid results in the third quarter that surpassed our expectations,” said Bill Waltz, Atkore President and Chief Executive Officer. “I am pleased to see the strong execution and teamwork across the Company, which has allowed us to continue to serve and support our customers. In addition, I believe the third quarter results demonstrate the strength and stability of our business model.”

Waltz continued, “We enter the last quarter of the fiscal year in a position that is well-ahead of our initial projections. With our strong cash flow, and disciplined approach to capital deployment, we are increasing our full year outlook for Adjusted Diluted EPS for Fiscal Year 2023. Although the accounting methodology associated with the tax credits for our solar-related products has created some variance to our projections for Adjusted EBITDA in the fourth quarter and full year 2023, we are continuing to deliver solid operational performance. We are very excited about what the future holds for this business and Atkore overall, and we believe that our growth initiatives and dedicated teams will enable us to continue to strengthen our company and create value into the future.”

2023 Third Quarter Results

	Three months ended
(in thousands)	June 30, 2023	June 24, 2022	Change	% Change
Net sales
Electrical	$705,617	$821,566	$(115,949)	(14.1)%
Safety & Infrastructure	213,606	241,909	(28,303)	(11.7)%
Eliminations	(106)	(1,885)	1,779	(94.4)%
Consolidated operations	$919,117	$1,061,590	$(142,473)	(13.4)%

Net income	$201,288	$254,313	$(53,025)	(20.9)%

Adjusted EBITDA
Electrical	$266,556	$351,466	$(84,910)	(24.2)%
Safety & Infrastructure	21,493	45,669	(24,176)	(52.9)%
Unallocated	(17,787)	(19,605)	1,818	(9.3)%
Consolidated operations	$270,262	$377,530	$(107,268)	(28.4)%

Exhibit 99.1

Net sales decreased by $142.5 million, or 13.4%, to $919.1 million for the three months ended June 30, 2023, compared to $1,061.6 million for the three months ended June 24, 2022. The decrease in net sales is primarily attributed to decreased average selling prices across the Company’s products of $196.3 million as a result of expected pricing normalization and the economic value of solar tax credits to be transferred to certain customers of $11.5 million. This decrease was partially offset by increased net sales of $47.7 million from companies acquired during fiscal 2022 and fiscal 2023 and increased sales volume of $19.6 million.

Gross profit decreased by $103.5 million, or 22.8%, to $350.8 million for the three months ended June 30, 2023, as compared to $454.3 million for the prior-year period. Gross margin decreased to 38.2% for the three months ended June 30, 2023, as compared to 42.8% for the prior-year period. Gross profit decreased primarily due to declines in average selling prices of $196.3 million partially offset by slower declines in the costs of steel, copper and PVC resin of $91.7 million, and companies acquired during fiscal 2022 and 2023 of $13.6 million.

Net income decreased by $53.0 million, or 20.9%, to $201.3 million for the three months ended June 30, 2023 compared to $254.3 million for the prior-year period primarily due to lower gross profit and higher selling, general and administrative costs, intangible amortization and interest expense, partially offset by a $39.8 million benefit to income tax provision recognized in the third quarter of fiscal 2023 related to solar tax credits.

Adjusted EBITDA decreased by $107.3 million, or 28.4%, to $270.3 million for the three months ended June 30, 2023 compared to $377.5 million for the three months ended June 24, 2022. The decrease was primarily due to lower gross profit and the impacts of solar tax credit accounting.

Net income per diluted share prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $5.13 for the three months ended June 30, 2023, as compared to $5.74 in the prior-year period. Adjusted net income per diluted share decreased by $0.35 to $5.72 for the three months ended June 30, 2023, as compared to $6.07 in the prior year period. The decrease in diluted earnings per share is primarily attributed to lower net income.

Segment Results

Electrical

Net sales decreased by $115.9 million, or 14.1%, to $705.6 million for the three months ended June 30, 2023 compared to $821.6 million for the three months ended June 24, 2022. The decrease in net sales is primarily attributed to decreased average selling prices of $160.9 million as a result of expected pricing normalization, partially offset by increased net sales of $46.9 million from companies acquired during fiscal 2022 and fiscal 2023 and increased sales volume of $1.8 million.

Adjusted EBITDA for the three months ended June 30, 2023 decreased by $84.9 million, or 24.2%, to $266.6 million from $351.5 million for the three months ended June 24, 2022. Adjusted EBITDA margins decreased to 37.8% for the three months ended June 30, 2023 compared to 42.8% for the three months ended June 24, 2022. The decrease in Adjusted EBITDA and Adjusted EBITDA margins was largely due to lower average selling prices over input costs.

Safety & Infrastructure

Net sales decreased by $28.3 million, or 11.7%, for the three months ended June 30, 2023 to $213.6 million compared to $241.9 million for the three months ended June 24, 2022. The decrease is primarily attributed to decreased average selling prices of $35.4 million driven by lower input costs of steel and the economic value of solar tax credits to be transferred to certain customers of $11.5 million, partially offset by higher volumes of $17.8 million, primarily in the mechanical tube, construction and metal framing product lines.

Exhibit 99.1

Adjusted EBITDA decreased by $24.2 million, or 52.9%, to $21.5 million for the three months ended June 30, 2023 compared to $45.7 million for the three months ended June 24, 2022. Adjusted EBITDA margins decreased to 10.1% for the three months ended June 30, 2023 compared to 18.9% for the three months ended June 24, 2022. The decrease in Adjusted EBITDA and Adjusted EBITDA margin was largely due to lower average selling prices over input costs and the impacts of solar tax credit accounting. The impacts of solar tax credit accounting included an $11.5 million reduction of sales as well as an increase of cost of sales of $6.0 million for tax credits that had previously been recorded as a reduction of cost of sales.

Full-Year Outlook1

The Company is updating and narrowing its estimate for fiscal year 2023 Adjusted EBITDA to be approximately $1,020 million to $1,040 million primarily due to the change in accounting methodology related to solar credits, and increasing its estimate for Adjusted net income per diluted share to be in the range of $18.90 - $19.30.

The Company notes that this perspective may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Conference Call Information

Atkore management will host a conference call today, August 8, 2023, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (888) 330-2446 (domestic) or (240) 789-2732 (international). The call will be available for replay until August 22, 2023. The replay can be accessed by dialing (800) 770-2030 for domestic callers, or for international callers, (647) 362-9199. The passcode for the live call and the replay is 5592214.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the Company’s website at https://investors.atkore.com.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world. With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit www.atkore.com.

Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

1 Reconciliations of the forward-looking full-year 2023 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations. Accordingly, we are relying on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K to exclude these reconciliations.

Exhibit 99.1

Investor Contact:
John Deitzer
Vice President - Treasury & Investor Relations
708-225-2124
JMDeitzer@atkore.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including but not limited to the Company’s most recent Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as

Exhibit 99.1

government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increases in the complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other risks and factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude unallocated expenses, depreciation and amortization, interest expense, net, stock-based compensation, loss on extinguishment of debt, certain legal matters, and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, gain on purchase of business, loss on assets held for sale, restructuring costs and transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the

Exhibit 99.1

corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, loss on extinguishment of debt, loss on assets held for sale, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Free Cash Flow

We define free cash flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share data)	June 30, 2023	June 24, 2022	June 30, 2023	June 24, 2022
Net sales	$919,117	$1,061,590	$2,648,872	$2,884,963
Cost of sales	568,316	607,267	1,610,836	1,659,416
Gross profit	350,801	454,323	1,038,036	1,225,547
Selling, general and administrative	103,019	95,952	291,198	263,020
Intangible asset amortization	15,192	8,624	42,778	25,554
Operating income	232,590	349,747	704,061	936,973
Interest expense, net	8,682	7,243	26,645	21,676
Other (income) and expense, net	3,689	150	7,588	(964)
Income before income taxes	220,219	342,354	669,828	916,261
Income tax expense	18,931	88,041	120,854	223,630
Net income	$201,288	$254,313	$548,974	$692,631

Net income per share
Basic	$5.20	$5.81	$13.81	$15.30
Diluted	$5.13	$5.74	$13.62	$15.10

ATKORE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	June 30, 2023	September 30, 2022
Assets
Current Assets:
Cash and cash equivalents	$317,809	$388,751
Accounts receivable, less allowance for current and expected credit losses of $4,523 and $2,544, respectively	566,946	528,904
Inventories, net	468,035	454,511
Prepaid expenses and other current assets	130,522	80,654
Total current assets	1,483,312	1,452,820
Property, plant and equipment, net	481,714	390,220
Intangible assets, net	410,529	382,706
Goodwill	312,741	289,330
Right-of-use assets, net	95,147	71,035
Deferred tax assets	9,860	9,409
Other long-term assets	3,341	3,476
Total Assets	$2,796,645	$2,598,996
Liabilities and Equity
Current Liabilities:
Accounts payable	279,524	244,100
Income tax payable	3,864	5,521
Accrued compensation and employee benefits	38,563	61,273
Customer liabilities	96,431	99,447
Lease obligations	14,587	13,789
Other current liabilities	88,404	77,781
Total current liabilities	521,372	501,911
Long-term debt	762,149	760,537
Long-term lease obligations	81,029	57,975
Deferred tax liabilities	16,335	15,640
Other long-term liabilities	13,653	13,146
Total Liabilities	1,394,538	1,349,209
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 37,771,723 and 41,351,350 shares issued and outstanding, respectively	379	415
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	503,621	500,117
Retained earnings	932,310	801,981
Accumulated other comprehensive loss	(31,623)	(50,146)
Total Equity	1,402,107	1,249,787
Total Liabilities and Equity	$2,796,645	$2,598,996

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	June 30, 2023	June 24, 2022
Operating activities:
Net income	$548,974	$692,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,671	60,467
Deferred income taxes	(1,171)	(12,649)
Stock-based compensation	18,100	14,180
Amortization of right-of-use assets	14,713	9,868
Other non-cash adjustments to net income	6,684	13,268
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(33,501)	(189,306)
Inventories	(13,611)	(152,705)
Prepaid expenses and other current assets	(6,986)	(17,236)
Accounts payable	16,051	15,598
Accrued and other liabilities	(11,580)	13,063
Income taxes	(58,059)	(76,996)
Other, net	(536)	1,592
Net cash provided by operating activities	563,748	371,776
Investing activities:
Capital expenditures	(122,535)	(81,990)
Proceeds from sale of properties and equipment	31	658
Acquisition of businesses, net of cash acquired	(83,385)	(255,361)
Net cash used in investing activities	(205,890)	(336,693)
Financing activities:
Issuance of common stock, net of shares withheld for tax	(14,589)	(24,312)
Repurchase of common stock	(416,023)	(396,929)
Finance lease payments	(990)	—
Net cash used for financing activities	(431,603)	(421,241)
Effects of foreign exchange rate changes on cash and cash equivalents	2,803	(3,481)
Decrease in cash and cash equivalents	(70,942)	(389,639)
Cash and cash equivalents at beginning of period	388,751	576,289
Cash and cash equivalents at end of period	$317,809	$186,650

	Nine months ended
(in thousands)	June 30, 2023	June 24, 2022
Supplementary Cash Flow information
Capital expenditures, not yet paid	$10,593	$5,212
Operating lease right-of-use assets obtained in exchange for lease liabilities	$33,677	$2,919
Acquisitions of businesses, not yet paid	$14,125	$3,266
Free Cash Flow:
Net cash provided by operating activities	$563,748	$371,776
Capital expenditures	(122,535)	(81,990)
Free Cash Flow:	$441,213	$289,786

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands)	June 30, 2023	June 24, 2022	June 30, 2023	June 24, 2022
Net income	$201,288	$254,313	$548,974	$692,631
Interest expense, net	8,682	7,243	26,645	21,676
Income tax expense	18,931	88,041	120,854	223,630
Depreciation and amortization	30,105	20,428	84,671	60,467
Stock-based compensation	5,966	4,625	18,100	14,180
Other (a)	5,289	2,880	10,906	4,122
Adjusted EBITDA	$270,262	$377,530	$810,149	$1,016,706

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, loss on assets held for sale (includes loss on assets held for sale in Russia. See Note 11, “Goodwill and Intangible Assets” in the form 10-Q filed August 8, 2023 for additional information.), realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, transaction and restructuring costs.

ATKORE INC.
SEGMENT INFORMATION

The following table presents reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	June 30, 2023			June 24, 2022
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$705,617	$266,556	37.8%	$821,566	$351,466	42.8%
Safety & Infrastructure	213,606	21,493	10.1%	241,909	45,669	18.9%
Eliminations	(106)			(1,885)
Consolidated operations	$919,117			$1,061,590

	Nine months ended
	June 30, 2023			June 24, 2022
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$2,025,287	$767,276	37.9%	$2,220,482	$961,983	43.3%
Safety & Infrastructure	623,919	88,091	14.1%	666,704	102,018	15.3%
Eliminations	(334)			(2,223)
Consolidated operations	$2,648,872			$2,884,963

ATKORE INC.
ADJUSTED NET INCOME PER DILUTED SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands, except per share data)	June 30, 2023	June 24, 2022	June 30, 2023	June 24, 2022
Net income	$201,288	$254,313	$548,974	$692,631
Stock-based compensation	5,966	4,625	18,100	14,180
Intangible asset amortization	15,192	8,624	42,778	25,554
Other (a)	5,358	1,028	9,734	108
Pre-tax adjustments to net income	26,516	14,277	70,612	39,842
Tax effect	(6,629)	(3,569)	(17,653)	(9,960)
Adjusted net income	$221,175	$265,021	$601,933	$722,513

Diluted weighted average common shares outstanding	38,657	43,630	39,672	45,131
Net income per diluted share	$5.13	$5.74	$13.62	$15.10
Adjusted net income per diluted share	$5.72	$6.07	$15.17	$16.01

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, loss on assets held for sale (includes loss on assets held for sale in Russia. See Note 11, “Goodwill and Intangible Assets” in the form 10-Q filed August 8, 2023 for additional information.), release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.

ATKORE INC.
NET DEBT

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	June 30, 2023	March 31, 2023	December 30, 2022	September 30, 2022	June 24, 2022	March 25, 2022
Long-term debt	$762,149	$761,612	$761,074	$760,537	$759,999	$759,461
Total debt	762,149	761,612	761,074	760,537	759,999	759,461
Less cash and cash equivalents	317,809	354,342	307,827	388,751	186,650	390,399
Net debt	$444,340	$407,270	$453,247	$371,786	$573,349	$369,062

TTM Adjusted EBITDA (a)	$1,135,233	$1,242,501	$1,312,626	$1,341,790	$1,309,637	$1,206,371

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended March 31, 2023 can be found in Exhibit 99.1 to form 8-K filed May 9, 2023 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 30, 2022 can be found in Exhibit 99.1 to form 8-K filed February 1, 2023 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the year ended September 30, 2022 can be found in Exhibit 99.1 to form 8-K filed November 18, 2022 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 24, 2022 can be found in Exhibit 99.1 to form 8-K filed August 2, 2022 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 25, 2022 can be found in Exhibit 99.1 to form 8-K filed May 3, 2022 and is incorporated by reference herein.

ATKORE INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months (TTM) ended June 30, 2023:

	TTM	Three months ended
(in thousands)	June 30, 2023	June 30, 2023	March 31, 2023	December 30, 2022	September 30, 2022
Net income	$769,776	$201,288	$174,194	$173,492	$220,802
Interest expense, net	35,645	8,682	8,475	9,488	9,000
Income tax expense	187,411	18,931	53,364	48,559	66,557
Depreciation and amortization	108,617	30,105	28,598	25,967	23,947
Stock-based compensation	21,164	5,966	6,863	5,270	3,065
Other (a)	12,619	5,289	4,547	1,069	1,714
Adjusted EBITDA	$1,135,233	$270,262	$276,041	$263,845	$325,085

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, loss on assets held for sale (includes loss on assets held for sale in Russia. See Note 11, “Goodwill and Intangible Assets” in the form 10-Q filed August 8, 2023 for additional information.), realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, transaction and restructuring costs.